Exhibit 10.11

Amended and Restated Joint Business Agreement

This Amended and Restated Joint Business Agreement (the “Agreement”), is made as of the 31st day of March, 2017, by and among SWA Thailand (the “SWA”), Digiwork Korea, SMark Korea (“SMark”), Ratanaphon Wongnapachant and Chanikarn Lertchawalitanon.

RECITALS

A.           SWA and SMark previously entered into the Joint Business Agreement (the “Existing Agreement”) dated August 4, 2016, whereby the parties agreed to create a Joint Corporation (Digiwork Thailand Co., Ltd) and SMark will own 40% and SWA will own 60% of the Joint Corporation (Digiwork Thailand Co., Ltd).

B.           On March 31, 2017, SWA, Ratanaphon Wongnapachant and Chanikarn Lertchawalitanon entered into a Share Transfer and Assignment Agreement (the “Assignment Agreement”), pursuant to which SWA transferred and assigned all its ownership and shares in the Joint Corporation (Digiwork Thailand Co., Ltd) to Ratanaphon Wongnapachant and Chanikarn Lertchawalitanon (the “Assignment”).

C.           In light of the Assignment, SWA, SMark, Ratanaphon Wongnapachant and Chanikarn Lertchawalitanon now wish to amend and restate the Existing Agreement on and subject to the terms set forth below.

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties to this Agreement agree as follows:

1.	Purpose

This Agreement shall be between Ratanaphon Wongnapachant and Chanikarn Lertchawalitanon and SMark Korea and Digiwork Korea (collectively referred to as SMark Korea or Digiwork Korea from here on) for joint business in Thailand, Vietnam, Myanmar, Laos, Cambodia, United Arab Emirates, Qatar, market and for Joint Corporation (Digiwork Thailand Co., Ltd.) in Thailand.

2.	Joint Corporation

A.	SMark Korea, Ratanaphon Wongnapachant and Chanikarn Lertchawalitanon under this Agreement shall create a Joint Corporation of which the shares must be divided to SMark Korea of 40% and to Ratanaphon Wongnapachant and Chanikarn Lertchawalitanon 60%, in which SMark Korea provides licensing of Digiwork Korea’s technology and Ratanaphon Wongnapachant and Chanikarn Lertchawalitanon provides the establishment fee. Establishment fee means, Ratanaphon Wongnapachant and Chanikarn Lertchawalitanon must cover the cost needed in creating the corporation including payment of funds needed initially and all other cost needed. SMark Korea agrees and consents the transfer and assignment of the ownership and shares of the Joint Corporation owned by SWA to the Ratanaphon Wongnapachant and Chanikarn Lertchawalitanon.

B.	Registered Directors of the Joint Corporation (Digiwork Thailand Co., Ltd) will be 5 people of which 3 (including the president) from Ratanaphon Wongnapachant and Chanikarn Lertchawalitanon, and 2 from SMark Korea shall be appointed. However, SMark Korea will appoint an auditor for SMark Korea’s reports.

C.	SMark Korea shall employ and send 2 technical personnel and 1 sales personnel to Joint Corporation (Digiwork Thailand Co., Ltd) for sales and maintenance to, and Ratanaphon Wongnapachant and Chanikarn Lertchawalitanon must negotiate with SMark Korea on personnel and facility preparations for local sales and technology maintenance.

3.	Payment of License Fees, Research and Development and Exclusivity

A.	The Joint Corporation (Digiwork Thailand Co., Ltd) shall pay to SMark Korea or SMark’s subsidiary company Digiwork Korea of USD 10,000,000 according to the time and manner listed below. As the consideration for such payments, Digiwork Korea agrees to provide research and development services to the Joint Corporation (Digiwork Thailand Co., Ltd) from the date of this Agreement (the “Commencing Date”) until the 5th anniversary of the commencing Date. Digiwork Korea also agrees to provide /grant full and exclusive licenses of any new launches, developments, improvements and any other intellectual property rights of Digiwork’s Technology (as defined in Article 4.A below) so developed by Digiwork Korea . The territories for such licenses are in Thailand, Vietnam, Myanmar, Laos, Cambodia, United Arab Emirates and Qatar.

i.	Payment time and manner

1.	First payment: USD 100,000 – before December 31, 2016

2.	Second payment: USD 1,900,000

To be paid on or before June 30, 2017

3.	Third payment: USD 2,100,000

To be paid on or before December 31, 2017

4.	Final payment: USD 5,900,000

To be paid on or before December 31, 2017

However, the Final payment’s time and amount shall be automatically changed and adjusted subject to and depending on when the Joint Corporation (Digiwork Thailand Co., Ltd.) accumulates enough profits for such payments and such payments shall be made out of Joint Corporation’s profits only.

The exact amount of fees to be paid will have deduction of 15% withholding tax in compliance to the requirements of government of Thailand. The Joint Corporation will present the documents requiring and resulting from the payment of withholding tax to SMark.

Should any party determine to early terminate the Research and Development period, Digiwork will repay any unspent amount to the Joint Corporation.

B.	The Joint Corporation (Digiwork Thailand Co., Ltd) shall have exclusivity of existing and new Digiwork Korea’s Technology (refer to Article 4. A. below) in Thailand, Vietnam, Myanmar, Laos, Cambodia, United Arab Emirates, Qatar, (7 countries in total -, collectively as the “Territory”). The duration of exclusivity shall be 10 years initially from the Commencing date and shall automatically extend 5 years after unless otherwise other terms come in agreement.

C.	The Joint Corporation (Digiwork Thailand Co., Ltd) shall use a trademark and business card identical to the trademark and business card used by Digiwork Korea.

4.	Scope of Digiwork Korea Technology and Distribution

A.	The technology provided by Digiwork Korea to Joint Corporation (Digiwork Thailand Co., Ltd) shall be:

1) Image coding
2) Audio coding
3) Web coding
4) Security coding
All technology with approved patent and in the process of approval of patent shall be included.

B.	If or when Joint Corporation (Digiwork Thailand Co., Ltd) proceeds with a project in Thailand and other nations in the Territory that SPC has exclusivity, SMark Korea shall send an invoice per project to Joint Corporation (Digiwork Thailand Co., Ltd) and shall support all expenses needed for signing of the contract.

5.	Profit Sharing

A.	The Joint Corporation (Digiwork Thailand Co., Ltd) owned by Ratanaphon Wongnapachant and Chanikarn Lertchawalitanon, and SMark Korea shall report and share accounting documents quarterly.

B.	Profit sharing will be done at the beginning of every fiscal year through the general meeting of shareholders for rate of profit sharing for the preceding year.

6.	Special Policy Conditions

A.	Ratanaphon Wongnapachant and Chanikarn Lertchawalitanon, and SMark Korea shall require the agreement of the other company and each company shall have priority in selling or recapitalization in or of the Joint Corporation (Digiwork Thailand Co., Ltd).

B.	SMark Korea shall be able to demand the Joint Corporation (Digiwork Thailand Co., Ltd) to become a Public Corporation if the Joint Corporation (Digiwork Thailand Co., Ltd) meets the requirements of Thailand or in any other countries to become a public company and shall have the authority to audit and demand profit sharing.

7.	Governing Law

A.	This Agreement’s various matters will be ruled under Trades regulations of Singapore Law recognized by both companies and conflicts shall be settled in courts of Singapore.

(Signature page)

A : SWA Thailand

By:

B : Korea partner

SMark Co. LTD

Chairman of board, CHOI WON KEUK

By:

C : License and technology Supplier

Digiwork Korea

By:

D: Ratanaphon Wongnapachant

By:

E: Chanikarn Lertchawalitanon

By: